S E T T L E M E N T   A N D  S E C U R I T I E S   P U R C H A S E   A G R E E M E N T

            THIS SETTLEMENT AND SECURITIES PURCHASE AGREEMENT (this “Agreement”) is executed as of April 7, 2016 by and between Silver Dragon Resources Inc., a Delaware corporation (“Company”), and Tonaquint, Inc., a Utah corporation, its successors and/or assigns (“Investor”).

            A.        Pursuant to that certain Securities Purchase Agreement dated February 15, 2011 (the “Purchase Agreement”) between Investor and Company, Company issued to Investor, among other securities, a certain Secured Convertible Promissory Note in the original principal amount of $2,766,500.00 and having an original issue date of February 15, 2011 (the “Prior Note”).

            B.        Among other defaults, Company failed to repay the Prior Note by its maturity date.

            C.        As a result of such defaults under the Prior Note, Investor filed a lawsuit against Company in United States District Court, District of Utah, Central Division, as Case No. 2:16-cv-00182 (the “Lawsuit”).

            D.        In the Lawsuit, Investor asserted an outstanding balance of the Prior Note in the amount of $9,093,950.00 (the “Prior Note Balance”).

            E.        After weeks of negotiation, the parties have reached an agreement to settle the Lawsuit (the “Settlement”).

            F.        Investor and Company have agreed that as part of the Settlement: (i) Investor will forgive $2,677,393.47 of the Prior Note Balance, (ii) Investor will make a new cash investment in Company in the amount of $400,000.00 (the “New Investment Amount”), (iii) Investor will cancel the remaining $6,416,556.53 outstanding balance of the Prior Note, and (iv) Company will issue to Investor a new Secured Convertible Promissory Note in the original principal amount of $6,836,556.53 and substantially in the form attached hereto as Exhibit A (the “New Note”).

            G.        Company and Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”).

            H.        This Agreement, the New Note, the Security Agreement (as defined below), the Pledge Agreement (as defined below), and all other certificates, documents, agreements, resolutions and instruments delivered to any party under or in connection with this Agreement, as the same may be amended from time to time, are collectively referred to herein as the “Transaction Documents”.

            I.        This Agreement, any Additional Note (as defined below), and all other certificates, documents, agreements, resolutions and instruments delivered to any party under or in connection with the issuance of such Additional Note, as the same may be amended from time to time, are collectively referred to herein as the “Additional Investment Documents”.

            J.        For purposes of this Agreement: “Conversion Shares” means all shares of Common Stock issuable upon conversion of all or any portion of the New Note or any Additional Note; and “Securities” means the Notes (as defined below) and the Conversion Shares.

            K.        The parties now desire to settle the Lawsuit in accordance with the terms and conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto agree as follows:

            1.        Purchase and Sale of Notes.

                        1.1.        Issuance of New Note. On the Initial Closing Date (as defined below), Company shall issue and sell to Investor and Investor shall purchase from Company the New Note. In consideration thereof, Investor shall pay to Company the New Note Purchase Price (as defined below) in the manner described in Section 1.3 below.

                        1.2.        Additional Investments. Company and Investor agree that upon the mutual agreement of both parties, Investor may make additional investments (each such investment, an “Additional Investment”) in Company pursuant to a Secured Convertible Promissory Note substantially in the form attached hereto as Exhibit B (each, an “Additional Note”, and together with the New Note, the “Notes”).

                        1.3.        Form of Payment. On the Initial Closing Date, Investor shall pay the New Note Purchase Price by delivering the New Investment Amount via wire transfer of immediately available funds to Company and surrendering the Prior Note to Company for cancellation. The New Investment Amount will be included in the outstanding balance of the New Note. On any Subsequent Closing Date (as defined below), if applicable, Investor shall pay the purchase price for any Additional Note via wire transfer of immediately available funds.

                        1.4.        Transaction Expense Amount; New Note Purchase Price. Company acknowledges that the outstanding balance of the New Note will include a $20,000.00 fee to cover Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the Settlement (the “Transaction Expense Amount”). The “New Note Purchase Price”, therefore, shall be $6,816,556.53, computed as follows: $6,836,556.53 initial principal balance, less the Transaction Expense Amount. The New Investment Amount shall be the New Note Purchase Price less the Prior Note Balance (following forgiveness by Investor of $2,677,393.47) .

                        1.5.        Collateral for the Notes. The New Note and any Additional Notes shall be secured by: (i) that certain Security Agreement substantially in the form attached hereto as Exhibit C (the “Security Agreement”), whereby Borrower granted a security interest in all of its assets in favor of Investor to secure the performance its obligations under the New Note and all Additional Notes; and (ii) that certain Pledge Agreement substantially in the form attached hereto as Exhibit D (the “Pledge Agreement”), whereby Borrower pledged all of its right, title and interest in and to the equity interests held by Company in Sanhe Sino-Tip Resources & Technologies, Ltd., a Chinese foreign cooperative joint venture (the “Sino-Top Interest”), to secure the performance of its obligations under the New Note and all Additional Notes.

                        1.6.        Closings.

                                        (a)        Subject to the satisfaction (or written waiver) of the conditions set forth in Section 2 and Section 3 below, the closing of the purchase of the New Note (the “Initial Closing”) along with the delivery of the Prior Note and the other Transaction Documents (as defined below) shall occur on the date that is mutually agreed to by Company and Investor (the “Initial Closing Date”) by means of the exchange by express courier and email of .pdf documents, but shall be deemed to have occurred at the offices of Hansen Black Anderson Ashcraft PLLC in Lehi, Utah.

                                        (b)        Subject to the satisfaction (or written waiver) of the conditions set forth in Section 2 and Section 3 below, the closing of any Additional Investment (each, a “Subsequent Closing”, and together with the Initial Closing, the “Closings”) and issuance of any Additional Notes shall occur on a date that is mutually agreed to by Company and Investor (each, a “Subsequent Closing Date”, and together with the Initial Closing Date, the “Closing Dates”) by means of the exchange by express courier and email of ..pdf documents, but shall be deemed to have occurred at the offices of Hansen Black Anderson Ashcraft PLLC in Lehi, Utah.

            2.        Conditions to Company’s Obligations to Sell. The obligation of Company hereunder to issue and sell the Notes to Investor at the Closings is subject to the satisfaction, on or before the applicable Closing Date, of each of the following conditions: 2.1. With respect to the Initial Closing, Investor shall have executed this Agreement and delivered the same to Company.

                        2.2.        With respect to the Initial Closing, Investor shall have delivered the Additional Investment Amount to Company.

                        2.3.        With respect to the Initial Closing, Investor shall have delivered the Prior Note to Company for cancellation.

                        2.4.        With respect to each Subsequent Closing, if any, Investor shall have delivered the applicable purchase price for such Additional Note to Company.

            3.        Conditions to Investor’s Obligation to Purchase. The obligation of Investor hereunder to purchase the Notes at the Closings is subject to the satisfaction, on or before the applicable Closing Date, of each of the following conditions, provided that these conditions are for Investor’s sole benefit and may be waived by Investor at any time in its sole discretion:

                        3.1.        With respect to the Initial Closing, Company shall have executed this Agreement, the Security Agreement and the Pledge Agreement and delivered the same to Investor.

                        3.2.        With respect to each Closing, Company shall have executed and delivered the applicable Note to Investor.

                        3.3.        With respect to the Initial Closing, Company shall have delivered to Investor a fully executed Letter of Instructions to Transfer Agent (“TA Letter”) substantially in the form attached hereto as Exhibit E acknowledged and agreed to in writing by Company’s transfer agent (the “Transfer Agent”).

                        3.4.        With respect to the Initial Closing, Company shall have delivered to Investor a fully executed Secretary’s Certificate substantially in the form attached hereto as Exhibit F evidencing Company’s approval of the applicable transaction documents.

                        3.5.        With respect to the Initial Closing, Company shall have delivered to Investor a fully executed Share Issuance Resolution substantially in the form attached hereto as Exhibit G to be delivered to the Transfer Agent.

                        3.6       .. With respect to the Initial Closing, Company shall have delivered to Investor a fully executed Confession of Judgment substantially in the form attached hereto as Exhibit H.

                        3.7.        With respect to each Subsequent Closing, Company shall have delivered to Investor fully executed copies of all other documents required to be executed by Company or otherwise requested by Investor for Company to execute, including, but not limited to, an updated TA Letter, Secretary’s Certificate or Share Issuance Resolution.

            4.        Representations, Warranties and Covenants of Investor. Investor hereby represents and warrants to Company that the following are true and correct as of the date hereof, and as of each Closing Date: (i) this Agreement has been duly and validly authorized; (ii) this Agreement constitutes a valid and binding agreement of Investor enforceable in accordance with its terms; (iii) Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the 1933 Act; (iv) Investor is purchasing the Notes and any securities of the Company issuable upon conversion of or otherwise pursuant to the Notes for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the 1933 Act; and (v) Investor has carefully reviewed the Company’s filings with the SEC including the the risk factors set forth therein.

            5.        Representations, Warranties, and Covenants of Company. Company hereby represents and warrants to Investor that the following are true and correct as of the date hereof, and as of each Closing Date: (i) Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted; (ii) Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary; (iii) Company has registered its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is obligated to file reports pursuant to Section 13 or Section 15(d) of the 1934 Act; (iv) each of the Transaction Documents and the Additional Investment Documents, if applicable, and the transactions contemplated hereby and thereby, have been duly and validly authorized by Company; (v) this Agreement, the New Note, the Security Agreement, and the other Transaction Documents have been duly executed and delivered by Company and constitute the valid and binding obligations of Company enforceable in accordance with their terms; (vi) the execution and delivery of the Transaction Documents and the Additional Investment Documents, if applicable, by Company, the issuance of Securities in accordance with the terms hereof and thereof, and the consummation by Company of the other transactions contemplated by the Transaction Documents and the Additional Investment Documents do not and will not (except in the case of clause (vi)(a) or (vi)(b) for such conflict or breach that would not, individually or in the aggregate, have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, or on the transactions contemplated hereby) conflict with or result in a breach by Company of any of the terms or provisions of, or constitute a default under (a) Company’s formation documents or bylaws, each as currently in effect, (b) any indenture, mortgage, deed of trust, or other material agreement or instrument to which Company is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock, or (c) any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over Company or any of Company’s properties or assets; (i) no further authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders or any lender of Company is required to be obtained by Company for the issuance of the Securities to Investor; (ii) none of Company’s filings with the SEC contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; (iii) Company has filed all reports, schedules, forms, statements and other documents required to be filed by Company with the SEC under the 1934 Act on a timely basis or has received a valid extension of such time of filing and has filed any such report, schedule, form, statement or other document prior to the expiration of any such extension; (iv) there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of Company, threatened against or affecting Company before or by any governmental authority or non-governmental department, commission, board, bureau, agency or instrumentality or any other person, wherein an unfavorable decision, ruling or finding which would adversely affect the validity or enforceability of, or the authority or ability of Company to perform its obligations under, any of the Transaction Documents; (v) Company has not consummated any material financing transaction that has not been disclosed in a periodic filing or current report with the SEC under the 1934 Act; (vi) Company is not, nor has it been at any time in the previous twelve (12) months, a “Shell Company,” as such type of “issuer” is described in Rule 144(i)(1) under the 1933 Act; (vii) with respect to any commissions, placement agent or finder’s fees or similar payments that will or would become due and owing by Company to any person or entity as a result of this Agreement or the transactions contemplated hereby (“Broker Fees”), any such Broker Fees will be made in full compliance with all applicable laws and regulations and only to a person or entity that is a registered investment adviser or registered broker-dealer; (viii) Investor shall have no obligation with respect to any Broker Fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this subsection that may be due in connection with the transactions contemplated hereby and Company shall indemnify and hold harmless each of Investor, Investor’s employees, officers, directors, stockholders, members, managers, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorneys’ fees) and expenses suffered in respect of any such claimed or existing Broker Fees; (ix) when issued, the Conversion Shares will be duly authorized, validly issued, fully paid for and non-assessable, free and clear of all liens, claims, charges and encumbrances; (x) neither Investor nor any of its officers, directors, stockholders, members, managers, employees, agents or representatives has made any representations or warranties to Company or any of its officers, directors, employees, agents or representatives except as expressly set forth in the Transaction Documents and the Additional Investment Documents and, in making its decision to enter into the transactions contemplated by the Transaction Documents and the Additional Investment Documents, Company is not relying on any representation, warranty, covenant or promise of Investor or its officers, directors, members, managers, employees, agents or representatives other than as set forth in the Transaction Documents and the Additional Investment Documents; (xi) Company acknowledges that the State of Utah has a reasonable relationship and sufficient contacts to the transactions contemplated by the Transaction Documents and the Additional Investment Documents and any dispute that may arise related thereto such that the laws and venue of the State of Utah, as set forth more specifically in Section 12.3 below, shall be applicable to the Transaction Documents, the Additional Investment Documents, and the transactions contemplated therein; (xii) the Prior Note represents Company’s unconditional obligation to pay the outstanding balance of the Prior Note pursuant to the terms thereof and, immediately prior to its cancellation pursuant to the terms of this Agreement, is not subject to any offset, counterclaim, defense, or reduction of any kind; and (xiii) Company has performed due diligence and background research on Investor and its affiliates including, without limitation, John M. Fife, and, to its satisfaction, has made inquiries with respect to all matters Company may consider relevant to the undertakings and relationships contemplated by the Transaction Documents including, among other things, the following: http://investing.businessweek.com/research/stocks/people/person.asp?personId=7505107&ticker=UAHC; SEC Civil Case No. 07-C-0347 (N.D. Ill.); SEC Civil Action No. 07-CV-347 (N.D. Ill.); and FINRA Case #2011029203701. Company, being aware of the matters described in subsection (xiii) above, acknowledges and agrees that such matters, or any similar matters, have no bearing on the transactions contemplated by the Transaction Documents and covenants and agrees it will not use any such information as a defense to performance of its obligations under the Transaction Documents or in any attempt to a void, modify or reduce such obligations.

            6.        Company Covenants. Until all of Company’s obligations under all of the Transaction Documents and, if applicable, all Additional Investment Documents, are paid and performed in full, or within the timeframes otherwise specifically set forth below, Company shall comply with the following covenants: (i) so long as Investor beneficially owns any of the Securities and for at least twenty (20) Trading Days thereafter, Company shall timely file on the applicable deadline all reports required to be filed with the SEC pursuant to Sections 13 or 15(d) of the 1934 Act, and shall take all reasonable action under its control to ensure that adequate current public information with respect to Company, as required in accordance with Rule 144 of the 1933 Act, is publicly available, and shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination; (ii) the Common Stock shall be listed or quoted for trading on OTCQB, OTC Pink Current Information, or any or any equivalent replacement market, the Nasdaq stock market, the New York Stock Exchange, or the NYSE MKT; (iii) when issued, the Conversion Shares shall be duly authorized, validly issued, fully paid for and non-assessable, free and clear of all liens, claims, charges and encumbrances; trading in Company’s Common Stock shall not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease on Company’s principal trading market; (iv) Company shall not transfer, assign, or sell the Sino-Top Interest for an amount less than would be required to repay the New Note and any Additional Note in full without the prior written consent of Investor, which consent may be given or withheld in Investor’s sole and absolute discretion; (v) Company shall not pledge, hypothecate or otherwise alienate or encumber the Sino-Top Interest in any way without the prior written consent of Investor, which consent may be given or withheld in Investor’s sole and absolute discretion; (vi) Company shall not at any given time have any Variable Security Investors (as defined below), excluding Investor, without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion; (vii) at the Initial Closing and on the first day of each calendar quarter for so long as any Note remains outstanding or on any other date during which any Note is outstanding, as may be requested by Investor, the Chief Executive Officer of Company shall provide to Investor a certificate in substantially the form attached hereto as Exhibit I (the “Officer’s Certificate”) certifying in his personal capacity and in his capacity as Chief Executive Officer of Company the number of Variable Security Holders of Company as of the date the applicable Officer’s Certificate is executed; (viii) within three (3) Trading Days of the Initial Closing Date, Company will file with the SEC a Current Report on Form 8-K describing the terms of the Settlement, including, but not limited to, specifically and conspicuously describing the participation right granted to Investor in Section 10 below; and (ix) if at any time the Common Stock trades below $0.0005, Company shall, as soon as practicable but in no event longer than sixty (60) days thereafter, reduce the par value of its Common Stock to $0.00001 or below. For purposes hereof, the term “Variable Security Holder” means any holder of any Company securities that (A) have or may have conversion rights of any kind, contingent, conditional or otherwise, in which the number of shares that may be issued pursuant to such conversion right varies with the market price of the Common Stock, or (B) are or may become convertible into Common Stock (including without limitation convertible debt, warrants or convertible preferred stock), with a conversion price that varies with the market price of the Common Stock, even if such security only becomes convertible following an event of default, the passage of time, or another trigger event or condition (each a “Variable Security Issuance”). For avoidance of doubt, the issuance of shares of Common Stock under, pursuant to, in exchange for or in connection with any contract or instrument, whether convertible or not, is deemed a Variable Security Issuance for purposes hereof if the number of shares of Common Stock to be issued is based upon or related in any way to the market price of the Common Stock, including, but not limited to, Common Stock issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange.

            7.        Mutual Release and Waiver.

                        7.1.        Release by the Investor. Upon the execution of this Agreement by all parties hereto and issuance of the New Note, Investor, for itself and its officers, directors, shareholders, officers, employees, agents, attorneys, subsidiaries, affiliates, successors and assigns, and any and all past and present such persons acting by, through or under Investor (collectively, the “Investor Releasing Parties”), forever relieves, releases and discharges Company and each of its directors, officers, stockholders, employees, agents, attorneys, successors and assigns, and any and all past and present such persons (collectively, the “Company Released Parties”), from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, injuries, actions and causes of actions, of whatever kind or nature, whether legal or equitable, known or unknown, suspected or unsuspected, contingent or fixed (each, a “Claim”, and collectively, the “Claims”), that Investor or any of the other Investor Releasing Parties may have that are based upon, relate to or arise out of the Lawsuit or the Prior Note, arising or accruing before the Initial Closing Date. Each Company Released Party is an intended third party beneficiary of the release and waiver contained in this Section.

                        7.2.        Release by Company. Upon the execution of this Agreement by all parties hereto and the issuance of the New Note, Company, for itself and its officers, directors, stockholders, employees, agents, attorneys, subsidiaries, affiliates, successors and assigns, and any and all past and present such persons acting by, through or under Company (collectively, the “Company Releasing Parties”), forever relieves, releases and discharges Investor and each of its officers, directors, shareholders, employees, agents, attorneys, affiliates, successors and assigns, and any and all past and present such persons (the “Investor Released Parties”), from any and all Claims that Company or any other Company Releasing Party may have that are based upon, relate to or arise out of the Lawsuit or the Prior Note, arising or accruing before the Initial Closing Date. Each Investor Released Party is an intended third party beneficiary of the release and waiver contained in this Section.

                        7.3.        Release Representations. Each party hereto, for itself and on behalf of such party’s other respective releasing parties, represents, warrants and agrees that (a) the release and waiver contained in this Section shall not apply to any obligations, covenants, conditions, representations or warranties arising under any of the Transaction Document or Additional Investment Documents, (b) such party hereby waives any Claims such party has against any of the parties it is releasing hereunder, and covenants not to institute against any of the parties it is releasing hereunder any proceeding, suit or action, at law or in equity, of whatsoever kind or nature, whether criminal or civil, or in any way to aid in or encourage the institution or prosecution thereof, for damages, expenses, compensation, injunctive relief or otherwise, arising from, related to, or based upon any Claim, and (c) none of the Claims such party is releasing and waiving hereunder have been sold, assigned or otherwise transferred or encumbered (directly or indirectly) to any person or party whatsoever, and such party has the full right and power to grant, execute and deliver the full and complete release and waiver contained herein.

                        7.4.        Unknown Claims. Each party hereto represents that it is not aware of any claim against or involving any party it is releasing hereunder other than the Claims, all of which are released hereunder. Each party hereto acknowledges that it has been advised by legal counsel and is familiar with a legal principle that may provide that a general release does not extend to claims which the releasor does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the releasee. Each party hereto, being aware of said principle, agrees to expressly waive any rights to this effect, as well as under any other statute or common law principles of similar effect.

            8.        Dismissal of Lawsuit. Upon the execution and delivery of all the Transaction Documents by all parties thereto, the parties agree to cause the Lawsuit to be dismissed. Such dismissal shall be with prejudice and upon the merits and shall occur by way of a Stipulated Motion to Dismiss and Order of Dismissal, to be appropriately executed and filed with the court in which the Lawsuit has been filed no later than five (5) business days after the Initial Closing Date. The parties agree that the Order of Dismissal shall have claim and issue preclusive effect on all claims and/or issues that were or could have been raised in the Lawsuit.

            9.        Reservation of Shares. Upon the earlier of (i) Company’s next annual meeting of stockholders, and (ii) six (6) months from the date hereof (the “Share Reserve Date”), Company will reserve 150,000,000 shares of Common Stock from its authorized and unissued Common Stock to provide for the issuance of Common Stock pursuant to conversions of the Notes (the “Share Reserve”). In furtherance thereof, from and after the Share Reserve Date and until such time that all outstanding Notes have been paid in full, Company shall require the Transfer Agent to maintain the Share Reserve. Company shall further require the Transfer Agent to hold such shares of Common Stock exclusively for the benefit of Investor and to issue such shares to Investor promptly upon Investor’s delivery of a conversion notice under the Notes.

            10.        Participation Right. Pursuant to the terms of this Section 10, Company hereby grants Investor a right of participation with respect to any financing by Company (whether debt, debt with equity features, convertible debt, common stock, preferred stock, warrants, or any other type of financing) (a “Financing Transaction”) that Company proposes to enter into at any time during the period beginning on the Initial Closing Date and ending on the date that all of Company’s obligations hereunder, under the New Note and under any issued Additional Note are paid and performed in full; provided, however, that Investor may only elect to participate in acquiring up to 50% of the principal balance of such Financing Transaction. Company shall give written notice of any such proposed Financing Transaction to Investor (the “Financing Notice”), which Financing Notice shall identify the proposed parties and the terms of the proposed Financing Transaction. Investor shall then have a period of five (5) calendar days from receipt of the Financing Notice to notify Company whether Investor elects to exercise its right to participate in up to 50% of the proposed Financing Transaction upon the same terms as the proposed Financing Transaction. If Investor elects not to exercise its right to participate, Company and the proposed parties shall have a period of sixty (60) calendar days to consummate the proposed Financing Transaction on the terms set forth in the Financing Notice. In such case, if the Financing Transaction is not consummated within such period or if the terms of the proposed Financing Transaction change from those set forth in the applicable Financing Notice, Company shall again submit the Financing Transaction to Investor before consummating it so that Investor may exercise its right to participate with respect thereto pursuant to this subsection. If Investor elects to exercise its right of participation with respect to any proposed Financing Transaction, Company shall diligently proceed to consummate its portion of the Financing Transaction with Investor on the terms identified in the Financing Notice and within a timeframe reasonably acceptable to both Investor and Company.

            11.        Board Observer Right. So long as the New Note or any Additional Note is outstanding, Company will grant Investor the right to appoint a board observer. The board observer shall have the right to receive timely notice of and participate in all board of directors and board committee meetings including, without limitation, the right to receive all meeting materials and participate in all discussions at all such meetings. Notwithstanding the foregoing, (i) the board observer shall not have any voting rights with respect to any matters voted on by Company’s board of directors, and (ii) Company reserves the right to exclude the observer from access to any material or meeting or portion thereof if Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege; provided, however, in the event Company elects to exclude the board observer on such grounds, it must provide the board observer with written notice of such exclusion, a general description of the matter the board observer is being excluded from (which description shall be general enough as to not affect the attorney-client privilege), and an explanation as to why it is reasonably necessary to exclude the board observer from such matter. The written notice described in the foregoing sentence shall be signed by the Chief Executive Officer of Company and shall certify that only the matters described in such notice will be discussed while the board observer is being excluded. The initial board observer shall be John M. Fife. Investor shall have the right change the person appointed as its board observer at any time with three (3) days written notice to Company.

            12.        Miscellaneous. The provisions set forth in this Section 12 shall apply to this Agreement, as well as all other Transaction Documents and Additional Investment Documents as if these terms were fully set forth therein; provided, however, that in the event there is a conflict between any provision set forth in this Section 12 and any provision in any other Transaction Document, the provision in such other Transaction Document shall govern.

                        12.1.        Certain Capitalized Terms. To the extent any capitalized term used in any Transaction Document or Additional Investment Document is defined in any other Transaction Document or Additional Investment Document (as noted therein), such capitalized term shall remain applicable in the Transaction Document or Additional Investment Document in which it is so used even if the other Transaction Document or Additional Investment Document (wherein such term is defined) has been released, satisfied, or is otherwise cancelled.

                        12.2.        Arbitration of Claims. The parties shall submit all Claims (as defined in Exhibit J) arising under this Agreement, any other Transaction Document, any Additional Investment Document, or any other agreement between the parties and their affiliates to binding arbitration pursuant to the arbitration provisions set forth in Exhibit J attached hereto (the “Arbitration Provisions”). The parties hereby acknowledge and agree that the Arbitration Provisions are unconditionally binding on the parties hereto and are severable from all other provisions of this Agreement. By executing this Agreement, Company represents, warrants and covenants that Company has reviewed the Arbitration Provisions carefully, consulted with legal counsel about such provisions (or waived its right to do so), understands that the Arbitration Provisions are intended to allow for the expeditious and efficient resolution of any dispute hereunder, agrees to the terms and limitations set forth in the Arbitration Provisions, and that Company will not take a position contrary to the foregoing representations. Company acknowledges and agrees that Investor may rely upon the foregoing representations and covenants of Company regarding the Arbitration Provisions.

                        12.3.        Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. Each party consents to and expressly agrees that the exclusive venue for arbitration of any dispute arising out of or relating to any Transaction Document, any Additional Investment Document or the relationship of the parties or their affiliates shall be in Salt Lake County or Utah County, Utah. Without modifying the parties obligations to resolve disputes hereunder pursuant to the Arbitration Provisions, for any litigation arising in connection with any of the Transaction Documents or any of the Additional Investment Documents (and notwithstanding the terms (specifically including any governing law and venue terms) of any transfer agent services agreement or other agreement between the Transfer Agent and Company, such litigation specifically includes, without limitation any action between or involving Company and the Transfer Agent under the TA Letter or otherwise related to Investor in any way (specifically including, without limitation, any action where Company seeks to obtain an injunction, temporary restraining order, or otherwise prohibit the Transfer Agent from issuing shares of Common Stock to Investor for any reason)), each party hereto hereby (i) consents to and expressly submits to the exclusive personal jurisdiction of any state or federal court sitting in Salt Lake County, Utah, (ii) expressly submits to the exclusive venue of any such court for the purposes hereof, (iii) agrees to not bring any such action (specifically including, without limitation, any action where Company seeks to obtain an injunction, temporary restraining order, or otherwise prohibit the Transfer Agent from issuing shares of Common Stock to Investor for any reason) outside of any state or federal court sitting in Salt Lake County, Utah, and (iv) waives any claim of improper venue and any claim or objection that such courts are an inconvenient forum or any other claim or objection to the bringing of any such proceeding in such jurisdiction or to any claim that such venue of the suit, action or proceeding is improper. Finally, Company covenants and agrees to name Investor as a party in interest in, and provide written notice to Investor in accordance with Section 12.12 below prior to bringing or filing, any action (including without limitation any filing or action against any person or entity that is not a party to this Agreement, including without limitation the Transfer Agent) that is related in any way to the Transaction Documents or Additional Investment Documents or any transaction contemplated herein or therein, including without limitation any action brought by Company to enjoin or prevent the issuance of any shares of Common Stock to Investor by the Transfer Agent, and further agrees to name Investor as a party to any such action. Company acknowledges that the governing law and venue provisions set forth in this Section 12.3 are material terms to induce Investor to enter into the Transaction Documents and the Additional Investment Documents, if applicable, and that but for Company’s agreements set forth in this Section 12.3 Investor would not have entered into the Transaction Documents or the Additional Investment Documents, if applicable.

                        12.4.        Specific Performance. Company acknowledges and agrees that irreparable damage would occur to Investor in the event that Company fails to perform any provision of this Agreement, any of the other Transaction Documents or any of the other Additional Investment Documents, if applicable, in accordance with its specific terms. It is accordingly agreed that Investor shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or such other Transaction Document or Additional Investment Document and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any Investor may be entitled under the Transaction Documents or Additional Investment Documents, at law or in equity. For the avoidance of doubt, in the event Investor seeks to obtain an injunction against Company or specific performance of any provision of any Transaction Document or Additional Investment Document, such action shall not be a waiver of any right of Investor under any Transaction Document or Additional Investment Document, at law, or in equity, including without limitation its rights to arbitrate any Claim pursuant to the terms of the Transaction Documents or Additional Investment Documents.

                        12.5.        Calculation Disputes. Notwithstanding the Arbitration Provisions, in the case of a dispute as to any determination or arithmetic calculation under the Transaction Documents or Additional Investment Documents, including without limitation, calculating the Outstanding Balance, Lender Conversion Price (as defined in the New Note), Lender Conversion Shares (as defined in the New Note), Installment Conversion Price (as defined in the New Note), Installment Conversion Shares (as defined in the New Note), Conversion Factor (as defined in the New Note), Market Price (as defined in the New Note), or VWAP (as defined in the New Note) (each, a “Calculation”), Company or Investor (as the case may be) shall submit any disputed Calculation via email or facsimile with confirmation of receipt (i) within two (2) Trading Days after receipt of the applicable notice giving rise to such dispute to Company or Investor (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after Investor learned of the circumstances giving rise to such dispute. If Investor and Company are unable to agree upon such Calculation within two (2) Trading Days of such disputed Calculation being submitted to Company or Investor (as the case may be), then Investor shall, within two (2) Trading Days, submit via email or facsimile the disputed Calculation to Unkar Systems Inc. (“Unkar Systems”). Company shall cause Unkar Systems to perform the Calculation and notify Company and Investor of the results no later than ten (10) Trading Days from the time it receives such disputed Calculation. Unkar Systems’ determination of the disputed Calculation shall be binding upon all parties absent demonstrable error. Unkar Systems’ fee for performing such Calculation shall be paid by the incorrect party, or if both parties are incorrect, by the party whose Calculation is furthest from the correct Calculation as determined by Unkar Systems. In the event Company is the losing party, no extension of the Delivery Date (as defined in the New Note) shall be granted and Company shall incur all effects for failing to deliver the applicable shares in a timely manner as set forth in the Transaction Documents.

                        12.6.        Counterparts. Each Transaction Document and Additional Investment Document may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The parties hereto confirm that any electronic copy of another party’s executed counterpart of a Transaction Document or an Additional Investment Document (or such party’s signature page thereof) will be deemed to be an executed original thereof.

                        12.7.        Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

                        12.8.        Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

                        12.9.        Entire Agreement. This Agreement, together with the other Transaction Documents and, if applicable, the Additional Investment Documents, contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Company nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters. For the avoidance of doubt, all prior term sheets or other documents between Company and Investor, or any affiliate thereof, related to the transactions contemplated by the Transaction Documents and the Additional Investment Documents, if applicable (collectively, “Prior Agreements”), that may have been entered into between Company and Investor, or any affiliate thereof, are hereby null and void and deemed to be replaced in their entirety by the Transaction Documents and the Additional Investment Documents, if applicable. To the extent there is a conflict between any term set forth in any Prior Agreement and the term(s) of the Transaction Documents or Additional Investment Documents, the Transaction Documents or Additional Investment Documents, as applicable, shall govern.

                        12.10.      No Reliance. Company acknowledges and agrees that neither Investor nor any of its officers, directors, shareholders, representatives or agents has made any representations or warranties to Company or any of its officers, directors, representatives, agents or employees except as expressly set forth in the Transaction Documents or Additional Investment Documents and, in making its decision to enter into the transactions contemplated by the Transaction Documents or Additional Investment Documents, Company is not relying on any representation, warranty, covenant or promise of Investor or its officers, directors, members, managers, agents or representatives other than as set forth in the Transaction Documents or Additional Investment Documents.

                        12.11.      Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Agreement.

                        12.12.      Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of: (i) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer, or by facsimile (with successful transmission confirmation), (ii) the earlier of the date delivered or the third Trading Day after deposit, postage prepaid, in the United States Postal Service by certified mail, or (iii) the earlier of the date delivered or the third Trading Day after mailing by express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by five (5) calendar days’ advance written notice similarly given to each of the other parties hereto):

If to Company:

Silver Dragon Inc.
Attn: Marc Hazout
200 Davenport Road
Toronto, Ontario M5R 1J2
Canada

With a copy to (which copy shall not constitute notice):

Sichenzia Ross Friedman Ference LLP
Attn: Thomas Rose
61 Broadway, 32nd Floor
New York, New York 10006

If to Investor:

Tonaquint, Inc.
Attn: John Fife
303 East Wacker Drive, Suite 1040
Chicago, Illinois 60601

With a copy to (which copy shall not constitute notice):

Hansen Black Anderson Ashcraft PLLC
Attn: Jonathan Hansen
3051 West Maple Loop Drive, Suite 325
Lehi, Utah 84043

                        12.13.      Successors and Assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Investor hereunder may be assigned by Investor to a third party, including its financing sources, in whole or in part, without the need to obtain Company’s consent thereto. Company may not assign its rights or obligations under this Agreement or delegate its duties hereunder without the prior written consent of Investor.

                        12.14.      Survival. The representations and warranties of Company and the agreements and covenants set forth in this Agreement shall survive the Closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of Investor. Company agrees to indemnify and hold harmless Investor and all its officers, directors, employees, attorneys, and agents for loss or damage arising as a result of or related to any breach or alleged breach by Company of any of its representations, warranties and covenants set forth in this Agreement or any of its covenants and obligations under this Agreement, including advancement of expenses as they are incurred.

                        12.15.      Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                        12.16.      Investor’s Rights and Remedies Cumulative; Liquidated Damages. All rights, remedies, and powers conferred in this Agreement, the Transaction Documents and the Additional Investment Documents are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that Investor may have, whether specifically granted in this Agreement or any other Transaction Document or Additional Investment Document, or existing at law, in equity, or by statute, and any and all such rights and remedies may be exercised from time to time and as often and in such order as Investor may deem expedient. The parties acknowledge and agree that upon Company’s failure to comply with the provisions of the Transaction Documents or Additional Investment Documents, Investor’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates and future share prices, Investor’s increased risk, and the uncertainty of the availability of a suitable substitute investment opportunity for Investor, among other reasons. Accordingly, any fees, charges, and default interest due under the New Note and the other Transaction Documents and Additional Investment Documents are intended by the parties to be, and shall be deemed, liquidated damages (under Company’s and Investor’s expectations that any such liquidated damages will tack back to the Closing Date for purposes of determining the holding period under Rule 144 under the 1933 Act). The parties agree that such liquidated damages are a reasonable estimate of Investor’s actual damages and not a penalty, and shall not be deemed in any way to limit any other right or remedy Investor may have hereunder, at law or in equity. The parties acknowledge and agree that under the circumstances existing at the time this Agreement is entered into, such liquidated damages are fair and reasonable and are not penalties. All fees, charges, and default interest provided for in the Transaction Documents and Additional Investment Documents are agreed to by the parties to be based upon the obligations and the risks assumed by the parties as of the Initial Closing Date and are consistent with investments of this type. The liquidated damages provisions of the Transaction Documents and Additional Investment Documents shall not limit or preclude a party from pursuing any other remedy available at law or in equity; provided, however, that the liquidated damages provided for in the Transaction Documents and Additional Investment Documents are intended to be in lieu of actual damages.

                        12.17.      Ownership Limitation. Notwithstanding anything to the contrary contained in this Agreement or the other Transaction Documents, if at any time Investor shall or would be issued shares of Common Stock under any of the Transaction Documents or Additional Investment Documents, but such issuance would cause Investor (together with its affiliates) to beneficially own a number of shares exceeding the Maximum Percentage (as defined in the New Note), then Company must not issue to Investor the shares that would cause Investor to exceed the Maximum Percentage. The shares of Common Stock issuable to Investor that would cause the Maximum Percentage to be exceeded are referred to herein as the “Ownership Limitation Shares”. Company will reserve the Ownership Limitation Shares for the exclusive benefit of Investor. From time to time, Investor may notify Company in writing of the number of the Ownership Limitation Shares that may be issued to Investor without causing Investor to exceed the Maximum Percentage. Upon receipt of such notice, Company shall be unconditionally obligated to immediately issue such designated shares to Investor, with a corresponding reduction in the number of the Ownership Limitation Shares. For purposes of this Section, beneficial ownership of Common Stock will be determined under Section 13(d) of the 1934 Act. By written notice to Company, Investor may increase, decrease or waive the Maximum Percentage as to itself but any such waiver will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Investor.

                        12.18.      Attorneys’ Fees and Cost of Collection. In the event of any arbitration or action at law or in equity to enforce or interpret the terms of this Agreement or any of the other Transaction Documents, the parties agree that the party who is awarded the most money (which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any party) shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys’ fees, deposition costs, and expenses paid by such prevailing party in connection with arbitration or litigation without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading. If (i) any Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Investor otherwise takes action to collect amounts due under any Note or to enforce the provisions of any Note; or (ii) there occurs any bankruptcy, reorganization, receivership of Company or other proceedings affecting Company’s creditors’ rights and involving a claim under any Note; then Company shall pay the costs incurred by Investor for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees, expenses, deposition costs, and disbursements.

                        12.19.      Waiver. No waiver of any provision of this Agreement shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

                        12.20.      Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, ANY ADDITIONAL INVESTMENT DOCUMENT, OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

                        12.21.      Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Agreement and the other Transaction Documents.

                        12.22.      Voluntary Agreement. Company has carefully read this Agreement and each of the other Transaction Documents and has asked any questions needed for Company to understand the terms, consequences and binding effect of this Agreement and each of the other Transaction Documents and Additional Investment Documents, if applicable, and fully understand them. Company has had the opportunity to seek the advice of an attorney of Company’s choosing, or has waived the right to do so, and is executing this Agreement and each of the other Transaction Documents and Additional Investment Documents, if applicable, voluntarily and without any duress or undue influence by Investor or anyone else.

[Remainder of the page intentionally left blank; signature page to follow]

            IN WITNESS WHEREOF, each of the undersigned represents that the foregoing statements made by it above are true and correct and that it has caused this Securities Purchase to be duly executed on its behalf (if an entity, by one of its officers thereunto duly authorized) as of the date first above written.

HOLDER:

TONAQUINT, INC.

By:	/s/ John M. Fife
John M. Fife, President

COMPANY:

SILVER DRAGON RESOURCES INC.

By: /s/ Marc Hazout
Name: Marc Hazout
Title: President and CEO

ATTACHMENTS:

Exhibit A	New Note
Exhibit B	Form of Additional Note
Exhibit C	Security Agreement
Exhibit D	Pledge Agreement
Exhibit E	Transfer Agent Letter
Exhibit F	Secretary’s Certificate
Exhibit G	Share Issuance Resolution
Exhibit H	Confession of Judgment
Exhibit I	Officer’s Certificate
Exhibit J	Arbitration Provisions

[Signature Page to Settlement and Securities Agreement]

Exhibit J

ARBITRATION PROVISIONS

1.        Dispute Resolution. For purposes of this Exhibit J, the term “Claims” means any disputes, claims, demands, causes of action, requests for injunctive relief, requests for specific performance, liabilities, damages, losses, or controversies whatsoever arising from, related to, or connected with the transactions contemplated in the Transaction Documents and any communications between the parties related thereto, including without limitation any claims of mutual mistake, mistake, fraud, misrepresentation, failure of formation, failure of consideration, promissory estoppel, unconscionability, failure of condition precedent, rescission, and any statutory claims, tort claims, contract claims, or claims to void, invalidate or terminate the Agreement (or these Arbitration Provisions (defined below)) or any of the other Transaction Documents. The term “Claims” specifically excludes a dispute over Calculations. The parties to the Agreement (the “parties”) hereby agree that the arbitration provisions set forth in this Exhibit J (“Arbitration Provisions”) are binding on each of them. As a result, any attempt to rescind the Agreement (or these Arbitration Provisions) or declare the Agreement (or these Arbitration Provisions) or any other Transaction Document invalid or unenforceable for any reason is subject to these Arbitration Provisions. These Arbitration Provisions shall also survive any termination or expiration of the Agreement. Any capitalized term not defined in these Arbitration Provisions shall have the meaning set forth in the Agreement.

2.        Arbitration. Except as otherwise provided herein, all Claims must be submitted to arbitration (“Arbitration”) to be conducted exclusively in Salt Lake County or Utah County, Utah and pursuant to the terms set forth in these Arbitration Provisions. Subject to the arbitration appeal right provided for in Paragraph 5 below (the “Appeal Right”), the parties agree that the award of the arbitrator rendered pursuant to Paragraph 4 below (the “Arbitration Award”) shall be (a) final and binding upon the parties, (b) the sole and exclusive remedy between them regarding any Claims, counterclaims, issues, or accountings presented or pleaded to the arbitrator, and (c) promptly payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Subject to the Appeal Right, any costs or fees, including without limitation attorneys’ fees, incurred in connection with or incident to enforcing the Arbitration Award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The Arbitration Award shall include default interest (as defined or otherwise provided for in the applicable Note (“Default Interest”)) (with respect to monetary awards) at the rate specified in the applicable Note for Default Interest both before and after the Arbitration Award. Judgment upon the Arbitration Award will be entered and enforced by any state or federal court sitting in Salt Lake County, Utah.

3.        The Arbitration Act. The parties hereby incorporate herein the provisions and procedures set forth in the Utah Uniform Arbitration Act, U.C.A. § 78B–11–101 et seq. (as amended or superseded from time to time, the “Arbitration Act”). Notwithstanding the foregoing, pursuant to, and to the maximum extent permitted by, Section 105 of the Arbitration Act, in the event of conflict or variation between the terms of these Arbitration Provisions and the provisions of the Arbitration Act, the terms of these Arbitration Provisions shall control and the parties hereby waive or otherwise agree to vary the effect of all requirements of the Arbitration Act that may conflict with or vary from these Arbitration Provisions.

4.        Arbitration Proceedings. Arbitration between the parties will be subject to the following:

            4.       1 Initiation of Arbitration. Pursuant to Section 110 of the Arbitration Act, the parties agree that a party may initiate Arbitration by giving written notice to the other party (“Arbitration Notice”) in the same manner that notice is permitted under Section 12.12 of the Agreement; provided, however, that the Arbitration Notice may not be given by email or fax. Arbitration will be deemed initiated as of the date that the Arbitration Notice is deemed delivered to such other party under Section 12.12 of the Agreement (the “Service Date”). After the Service Date, information may be delivered, and notices may be given, by email or fax pursuant to Section 12.12 of the Agreement or any other method permitted thereunder. The Arbitration Notice must describe the nature of the controversy, the remedies sought, and the election to commence Arbitration proceedings. All Claims in the Arbitration Notice must be pleaded consistent with the Utah Rules of Civil Procedure.

Arbitration Provisions, Page 1

            4.2        Selection and Payment of Arbitrator.

                           (a) Within ten (10) calendar days after the Service Date, Investor shall select and submit to Company the names of three (3) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such three (3) designated persons hereunder are referred to herein as the “Proposed Arbitrators”). For the avoidance of doubt, each Proposed Arbitrator must be qualified as a “neutral” with Utah ADR Services. Within five (5) calendar days after Investor has submitted to Company the names of the Proposed Arbitrators, Company must select, by written notice to Investor, one (1) of the Proposed Arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If Company fails to select one of the Proposed Arbitrators in writing within such 5–day period, then Investor may select the arbitrator from the Proposed Arbitrators by providing written notice of such selection to Company.

                           (b) If Investor fails to submit to Company the Proposed Arbitrators within ten (10) calendar days after the Service Date pursuant to subparagraph (a) above, then Company may at any time prior to Investor so designating the Proposed Arbitrators, identify the names of three (3) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Service by written notice to Investor. Investor may then, within five (5) calendar days after Company has submitted notice of its Proposed Arbitrators to Investor, select, by written notice to Company, one (1) of the Proposed Arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If Investor fails to select in writing and within such 5–day period one (1) of the three (3) Proposed Arbitrators selected by Company, then Company may select the arbitrator from its three (3) previously selected Proposed Arbitrators by providing written notice of such selection to Investor.

                           (c) If a Proposed Arbitrator chosen to serve as arbitrator declines or is otherwise unable to serve as arbitrator, then the party that selected such Proposed Arbitrator may select one (1) of the other three (3) Proposed Arbitrators within three (3) calendar days of the date the chosen Proposed Arbitrator declines or notifies the parties he or she is unable to serve as arbitrator. If all three (3) Proposed Arbitrators decline or are otherwise unable to serve as arbitrator, then the arbitrator selection process shall begin again in accordance with this Paragraph 4.2.

                           (d) The date that the Proposed Arbitrator selected pursuant to this Paragraph 4.2 agrees in writing (including via email) delivered to both parties to serve as the arbitrator hereunder is referred to herein as the “Arbitration Commencement Date”. If an arbitrator resigns or is unable to act during the Arbitration, a replacement arbitrator shall be chosen in accordance with this Paragraph 4.2 to continue the Arbitration. If Utah ADR Services ceases to exist or to provide a list of neutrals, then the arbitrator shall be selected under the then prevailing rules of the American Arbitration Association.

                           (e) Subject to Paragraph 4.10 below, the cost of the arbitrator must be paid equally by both parties. Subject to Paragraph 4.10 below, if one party refuses or fails to pay its portion of the arbitrator fee, then the other party can advance such unpaid amount (subject to the accrual of Default Interest thereupon), with such amount being added to or subtracted from, as applicable, the Arbitration Award.

            4.3        Applicability of Certain Utah Rules. The parties agree that the Arbitration shall be conducted generally in accordance with the Utah Rules of Civil Procedure and the Utah Rules of Evidence. More specifically, the Utah Rules of Civil Procedure shall apply, without limitation, to the filing of any pleadings, motions or memoranda, the conducting of discovery, and the taking of any depositions. The Utah Rules of Evidence shall apply to any hearings, whether telephonic or in person, held by the arbitrator. Notwithstanding the foregoing, it is the parties’ intent that the incorporation of such rules will in no event supersede these Arbitration Provisions. In the event of any conflict between the Utah Rules of Civil Procedure or the Utah Rules of Evidence and these Arbitration Provisions, these Arbitration Provisions shall control.

            4.4        Answer and Default. An answer and any counterclaims to the Arbitration Notice shall be required to be delivered to the party initiating the Arbitration within twenty (20) calendar days after the Arbitration Commencement Date. If an answer is not delivered by the required deadline, the arbitrator must provide written notice to the defaulting party stating that the arbitrator will enter a default award against such party if such party does not file an answer within five (5) calendar days of receipt of such notice. If an answer is not filed within the five (5) day extension period, the arbitrator must render a default award, consistent with the relief requested in the Arbitration Notice, against a party that fails to submit an answer within such time period.

Arbitration Provisions, Page 2

            4.5        Related Litigation. The party that delivers the Arbitration Notice to the other party shall have the option to also commence concurrent legal proceedings with any state or federal court sitting in Salt Lake County, Utah (“Litigation Proceedings”), subject to the following: (a) the complaint in the Litigation Proceedings is to be substantially similar to the claims set forth in the Arbitration Notice, provided that an additional cause of action to compel arbitration will also be included therein, (b) so long as the other party files an answer to the complaint in the Litigation Proceedings and an answer to the Arbitration Notice, the Litigation Proceedings will be stayed pending an Arbitration Award (or Appeal Panel Award (defined below), as applicable) hereunder, (c) if the other party fails to file an answer in the Litigation Proceedings or an answer in the Arbitration proceedings, then the party initiating Arbitration shall be entitled to a default judgment consistent with the relief requested, to be entered in the Litigation Proceedings, and (d) any legal or procedural issue arising under the Arbitration Act that requires a decision of a court of competent jurisdiction may be determined in the Litigation Proceedings. Any award of the arbitrator (or of the Appeal Panel (defined below)) may be entered in such Litigation Proceedings pursuant to the Arbitration Act.

            4.6        Discovery. Pursuant to Section 118(8) of the Arbitration Act, the parties agree that discovery shall be conducted as follows:

                           (a)        Written discovery will only be allowed if the likely benefits of the proposed written discovery outweigh the burden or expense thereof, and the written discovery sought is likely to reveal information that will satisfy a specific element of a claim or defense already pleaded in the Arbitration. The party seeking written discovery shall always have the burden of showing that all of the standards and limitations set forth in these Arbitration Provisions are satisfied. The scope of discovery in the Arbitration proceedings shall also be limited as follows:

            (i)        To facts directly connected with the transactions contemplated by the Agreement.

             (ii)       To facts and information that cannot be obtained from another source or in another manner that is more convenient, less burdensome or less expensive than in the manner requested.

                           (b)        No party shall be allowed (i) more than fifteen (15) interrogatories (including discrete subparts), (ii) more than fifteen (15) requests for admission (including discrete subparts), (iii) more than ten (10) document requests (including discrete subparts), or (iv) more than three (3) depositions (excluding expert depositions) for a maximum of seven (7) hours per deposition. The costs associated with depositions will be borne by the party taking the deposition. The party defending the deposition will submit a notice to the party taking the deposition of the estimated attorneys’ fees that such party expects to incur in connection with defending the deposition. If the party defending the deposition fails to submit an estimate of attorneys’ fees within five (5) calendar days of its receipt of a deposition notice, then such party shall be deemed to have waived its right to the estimated attorneys’ fees. The party taking the deposition must pay the party defending the deposition the estimated attorneys’ fees prior to taking the deposition, unless such obligation is deemed to be waived as set forth in the immediately preceding sentence. If the party taking the deposition believes that the estimated attorneys’ fees are unreasonable, such party may submit the issue to the arbitrator for a decision. All depositions will be taken in Utah.

                           (c)        All discovery requests (including document production requests included in deposition notices) must be submitted in writing to the arbitrator and the other party. The party submitting the written discovery requests must include with such discovery requests a detailed explanation of how the proposed discovery requests satisfy the requirements of these Arbitration Provisions and the Utah Rules of Civil Procedure. The receiving party will then be allowed, within five (5) calendar days of receiving the proposed discovery requests, to submit to the arbitrator an estimate of the attorneys’ fees and costs associated with responding to such written discovery requests and a written challenge to each applicable discovery request. After receipt of an estimate of attorneys’ fees and costs and/or challenge(s) to one or more discovery requests, consistent with subparagraph (c) above, the arbitrator will within three (3) calendar days make a finding as to the likely attorneys’ fees and costs associated with responding to the discovery requests and issue an order that (i) requires the requesting party to prepay the attorneys’ fees and costs associated with responding to the discovery requests, and (ii) requires the responding party to respond to the discovery requests as limited by the arbitrator within twenty–five (25) calendar days of the arbitrator’s finding with respect to such discovery requests. If a party entitled to submit an estimate of attorneys’ fees and costs and/or a challenge to discovery requests fails to do so within such 5–day period, the arbitrator will make a finding that (A) there are no attorneys’ fees or costs associated with responding to such discovery requests, and (B) the responding party must respond to such discovery requests (as may be limited by the arbitrator) within twenty–five (25) calendar days of the arbitrator’s finding with respect to such discovery requests. Any party submitting any written discovery requests, including without limitation interrogatories, requests for production subpoenas to a party or a third party, or requests for admissions, must prepay the estimated attorneys’ fees and costs, before the responding party has any obligation to produce or respond to the same, unless such obligation is deemed waived as set forth above.

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                           (d)        In order to allow a written discovery request, the arbitrator must find that the discovery request satisfies the standards set forth in these Arbitration Provisions and the Utah Rules of Civil Procedure. The arbitrator must strictly enforce these standards. If a discovery request does not satisfy any of the standards set forth in these Arbitration Provisions or the Utah Rules of Civil Procedure, the arbitrator may modify such discovery request to satisfy the applicable standards, or strike such discovery request in whole or in part.

                           (e)        Each party may submit expert reports (and rebuttals thereto), provided that such reports must be submitted within sixty (60) days of the Arbitration Commencement Date. Each party will be allowed a maximum of two (2) experts. Expert reports must contain the following: (i) a complete statement of all opinions the expert will offer at trial and the basis and reasons for them; (ii) the expert’s name and qualifications, including a list of all the expert’s publications within the preceding ten (10) years, and a list of any other cases in which the expert has testified at trial or in a deposition or prepared a report within the preceding ten (10) years; and (iii) the compensation to be paid for the expert’s report and testimony. The parties are entitled to depose any other party’s expert witness one (1) time for no more than four (4) hours. An expert may not testify in a party’s case–in–chief concerning any matter not fairly disclosed in the expert report.

            4.6        Dispositive Motions. Each party shall have the right to submit dispositive motions pursuant Rule 12 or Rule 56 of the Utah Rules of Civil Procedure (a “Dispositive Motion”). The party submitting the Dispositive Motion may, but is not required to, deliver to the arbitrator and to the other party a memorandum in support (the “Memorandum in Support”) of the Dispositive Motion. Within seven (7) calendar days of delivery of the Memorandum in Support, the other party shall deliver to the arbitrator and to the other party a memorandum in opposition to the Memorandum in Support (the “Memorandum in Opposition”). Within seven (7) calendar days of delivery of the Memorandum in Opposition, as applicable, the party that submitted the Memorandum in Support shall deliver to the arbitrator and to the other party a reply memorandum to the Memorandum in Opposition (“Reply Memorandum”). If the applicable party shall fail to deliver the Memorandum in Opposition as required above, or if the other party fails to deliver the Reply Memorandum as required above, then the applicable party shall lose its right to so deliver the same, and the Dispositive Motion shall proceed regardless.

            4.7        Confidentiality. All information disclosed by either party (or such party’s agents) during the Arbitration process (including without limitation information disclosed during the discovery process or any Appeal (defined below)) shall be considered confidential in nature. Each party agrees not to disclose any confidential information received from the other party (or its agents) during the Arbitration process (including without limitation during the discovery process or any Appeal) unless (a) prior to or after the time of disclosure such information becomes public knowledge or part of the public domain, not as a result of any inaction or action of the receiving party or its agents, (b) such information is required by a court order, subpoena or similar legal duress to be disclosed if such receiving party has notified the other party thereof in writing and given it a reasonable opportunity to obtain a protective order from a court of competent jurisdiction prior to disclosure, or (c) such information is disclosed to the receiving party’s agents, representatives and legal counsel on a need to know basis who each agree in writing not to disclose such information to any third party. Pursuant to Section 118(5) of the Arbitration Act, the arbitrator is hereby authorized and directed to issue a protective order to prevent the disclosure of privileged information and confidential information upon the written request of either party.

            4.8        Authorization; Timing; Scheduling Order. Subject to all other portions of these Arbitration Provisions, the parties hereby authorize and direct the arbitrator to take such actions and make such rulings as may be necessary to carry out the parties’ intent for the Arbitration proceedings to be efficient and expeditious. Pursuant to Section 120 of the Arbitration Act, the parties hereby agree that an Arbitration Award must be made within one hundred twenty (120) calendar days after the Arbitration Commencement Date. The arbitrator is hereby authorized and directed to hold a scheduling conference within ten (10) calendar days after the Arbitration Commencement Date in order to establish a scheduling order with various binding deadlines for discovery, expert testimony, and the submission of documents by the parties to enable the arbitrator to render a decision prior to the end of such 120–day period.

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            4.9        Relief. The arbitrator shall have the right to award or include in the Arbitration Award (or in a preliminary ruling) any relief which the arbitrator deems proper under the circumstances, including, without limitation, specific performance and injunctive relief, provided that the arbitrator may not award exemplary or punitive damages.

            4.10      Fees and Costs. As part of the Arbitration Award, the arbitrator is hereby directed to require the losing party (the party being awarded the least amount of money by the arbitrator, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any party) to (a) pay the full amount of any unpaid costs and fees of the Arbitration, and (b) reimburse the prevailing party for all reasonable attorneys’ fees, arbitrator costs and fees, deposition costs, other discovery costs, and other expenses, costs or fees paid or otherwise incurred by the prevailing party in connection with the Arbitration.

5.        Arbitration Appeal.

            5.1        Initiation of Appeal. Following the entry of the Arbitration Award, either party (the “Appellant”) shall have a period of thirty (30) calendar days in which to notify the other party (the “Appellee”), in writing, that the Appellant elects to appeal (the “Appeal”) the Arbitration Award (such notice, an “Appeal Notice”) to a panel of arbitrators as provided in Paragraph 5.2 below. The date the Appellant delivers an Appeal Notice to the Appellee is referred to herein as the “Appeal Date”. The Appeal Notice must be delivered to the Appellee in accordance with the provisions of Paragraph 4.1 above with respect to delivery of an Arbitration Notice. In addition, together with delivery of the Appeal Notice to the Appellee, the Appellant must also pay for (and provide proof of such payment to the Appellee together with delivery of the Appeal Notice) a bond in the amount of 110% of the sum the Appellant owes to the Appellee as a result of the Arbitration Award the Appellant is appealing. In the event an Appellant delivers an Appeal Notice to the Appellee (together with proof of payment of the applicable bond) in compliance with the provisions of this Paragraph 5.1, the Appeal will occur as a matter of right and, except as specifically set forth herein, will not be further conditioned. In the event a party does not deliver an Appeal Notice (along with proof of payment of the applicable bond) to the other party within the deadline prescribed in this Paragraph 5.1, such party shall lose its right to appeal the Arbitration Award. If no party delivers an Appeal Notice (along with proof of payment of the applicable bond) to the other party within the deadline described in this Paragraph 5.1, the Arbitration Award shall be final. The parties acknowledge and agree that any Appeal shall be deemed part of the parties’ agreement to arbitrate for purposes of these Arbitration Provisions and the Arbitration Act.

            5.2        Selection and Payment of Appeal Panel. In the event an Appellant delivers an Appeal Notice to the Appellee (together with proof of payment of the applicable bond) in compliance with the provisions of Paragraph 5.1 above, the Appeal will be heard by a three (3) person arbitration panel (the “ Appeal Panel”).

                           (a)        Within ten (10) calendar days after the Appeal Date, the Appellee shall select and submit to the Appellant the names of five (5) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such five (5) designated persons hereunder are referred to herein as the “Proposed Appeal Arbitrators”). For the avoidance of doubt, each Proposed Appeal Arbitrator must be qualified as a “neutral” with Utah ADR Services, and shall not be the arbitrator who rendered the Arbitration Award being appealed (the “Original Arbitrator”). Within five (5) calendar days after the Appellee has submitted to the Appellant the names of the Proposed Appeal Arbitrators, the Appellant must select, by written notice to the Appellee, three (3) of the Proposed Appeal Arbitrators to act as the members of the Appeal Panel. If the Appellant fails to select three (3) of the Proposed Appeal Arbitrators in writing within such 5–day period, then the Appellee may select such three (3) arbitrators from the Proposed Appeal Arbitrators by providing written notice of such selection to the Appellant.

                           (b)        If the Appellee fails to submit to the Appellant the names of the Proposed Appeal Arbitrators within ten (10) calendar days after the Appeal Date pursuant to subparagraph (a) above, then the Appellant may at any time prior to the Appellee so designating the Proposed Appeal Arbitrators, identify the names of five (5) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Service (none of whom may be the Original Arbitrator) by written notice to the Appellee. The Appellee may then, within five (5) calendar days after the Appellant has submitted notice of its selected arbitrators to the Appellee, select, by written notice to the Appellant, three (3) of such selected arbitrators to serve on the Appeal Panel. If the Appellee fails to select in writing within such 5–day period three (3) of the arbitrators selected by the Appellant to serve as the members of the Appeal Panel, then the Appellant may select the three (3) members of the Appeal Panel from the Appellant’s list of five (5) arbitrators by providing written notice of such selection to the Appellee.

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                           (c)        If a selected Proposed Appeal Arbitrator declines or is otherwise unable to serve, then the party that selected such Proposed Appeal Arbitrator may select one (1) of the other five (5) designated Proposed Appeal Arbitrators within three (3) calendar days of the date a chosen Proposed Appeal Arbitrator declines or notifies the parties he or she is unable to serve as an arbitrator. If at least three (3) of the five (5) designated Proposed Appeal Arbitrators decline or are otherwise unable to serve, then the Proposed Appeal Arbitrator selection process shall begin again in accordance with this Paragraph 5.2; provided, however, that any Proposed Appeal Arbitrators who have already agreed to serve shall remain on the Appeal Panel.

                           (d)        The date that all three (3) Proposed Appeal Arbitrators selected pursuant to this Paragraph 5.2 agree in writing (including via email) delivered to both the Appellant and the Appellee to serve as members of the Appeal Panel hereunder is referred to herein as the “Appeal Commencement Date”. No later than five (5) calendar days after the Appeal Commencement Date, the Appellee shall designate in writing (including via email) to the Appellant and the Appeal Panel the name of one (1) of the three (3) members of the Appeal Panel to serve as the lead arbitrator in the Appeal proceedings. Each member of the Appeal Panel shall be deemed an arbitrator for purposes of these Arbitration Provisions and the Arbitration Act, provided that, in conducting the Appeal, the Appeal Panel may only act or make determinations upon the approval or vote of no less than the majority vote of its members, as announced or communicated by the lead arbitrator on the Appeal Panel. If an arbitrator on the Appeal Panel ceases or is unable to act during the Appeal proceedings, a replacement arbitrator shall be chosen in accordance with Paragraph 5.2 above to continue the Appeal as a member of the Appeal Panel. If Utah ADR Services ceases to exist or to provide a list of neutrals, then the arbitrators for the Appeal Panel shall be selected under the then prevailing rules of the American Arbitration Association.

                           (d)        Subject to Paragraph 5.7 below, the cost of the Appeal Panel must be paid entirely by the Appellant.

            5.3        Appeal Procedure. The Appeal will be deemed an appeal of the entire Arbitration Award. In conducting the Appeal, the Appeal Panel shall conduct a de novo review of all Claims described or otherwise set forth in the Arbitration Notice. Subject to the foregoing and all other provisions of this Paragraph 5, the Appeal Panel shall conduct the Appeal in a manner the Appeal Panel considers appropriate for a fair and expeditious disposition of the Appeal, may hold one or more hearings and permit oral argument, and may review all previous evidence and discovery, together with all briefs, pleadings and other documents filed with the Original Arbitrator (as well as any documents filed with the Appeal Panel pursuant to Paragraph 5.4(a) below). Notwithstanding the foregoing, in connection with the Appeal, the Appeal Panel shall not permit the parties to conduct any additional discovery or raise any new Claims to be arbitrated, shall not permit new witnesses or affidavits, and shall not base any of its findings or determinations on the Original Arbitrator’s findings or the Arbitration Award.

            5.4        Timing.

                           (a)        Within seven (7) calendar days of the Appeal Commencement Date, the Appellant (i) shall deliver or cause to be delivered to the Appeal Panel copies of the Appeal Notice, all discovery conducted in connection with the Arbitration, and all briefs, pleadings and other documents filed with the Original Arbitrator (which material Appellee shall have the right to review and supplement if necessary), and (ii) may, but is not required to, deliver to the Appeal Panel and to the Appellee a Memorandum in Support of the Appellant’s arguments concerning or position with respect to all Claims, counterclaims, issues, or accountings presented or pleaded in the Arbitration. Within seven (7) calendar days of the Appellant’s delivery of the Memorandum in Support, as applicable, the Appellee shall deliver to the Appeal Panel and to the Appellant a Memorandum in Opposition to the Memorandum in Support. Within seven (7) calendar days of the Appellee’s delivery of the Memorandum in Opposition, as applicable, the Appellant shall deliver to the Appeal Panel and to the Appellee a Reply Memorandum to the Memorandum in Opposition. If the Appellant shall fail to substantially comply with the requirements of clause (i) of this subparagraph (a), the Appellant shall lose its right to appeal the Arbitration Award, and the Arbitration Award shall be final. If the Appellee shall fail to deliver the Memorandum in Opposition as required above, or if the Appellant shall fail to deliver the Reply Memorandum as required above, then the Appellee or the Appellant, as the case may be, shall lose its right to so deliver the same, and the Appeal shall proceed regardless.

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                          (b)        Subject to subparagraph (a) above, the parties hereby agree that the Appeal must be heard by the Appeal Panel within thirty (30) calendar days of the Appeal Commencement Date, and that the Appeal Panel must render its decision within thirty (30) calendar days after the Appeal is heard (and in no event later than sixty (60) calendar days after the Appeal Commencement Date).

            5.5        Appeal Panel Award. The Appeal Panel shall issue its decision (the “Appeal Panel Award”) through the lead arbitrator on the Appeal Panel. Notwithstanding any other provision contained herein, the Appeal Panel Award shall (a) supersede in its entirety and make of no further force or effect the Arbitration Award (provided that any protective orders issued by the Original Arbitrator shall remain in full force and effect), (b) be final and binding upon the parties, with no further rights of appeal, (c) be the sole and exclusive remedy between the parties regarding any Claims, counterclaims, issues, or accountings presented or pleaded in the Arbitration, and (d) be promptly payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Any costs or fees, including without limitation attorneys’ fees, incurred in connection with or incident to enforcing the Appeal Panel Award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The Appeal Panel Award shall include Default Interest (with respect to monetary awards) at the rate specified in applicable Note for Default Interest both before and after the Arbitration Award. Judgment upon the Appeal Panel Award will be entered and enforced by a state or federal court sitting in Salt Lake County, Utah.

            5.6        Relief. The Appeal Panel shall have the right to award or include in the Appeal Panel Award any relief which the Appeal Panel deems proper under the circumstances, including, without limitation, specific performance and injunctive relief, provided that the Appeal Panel may not award exemplary or punitive damages.

            5.7        Fees and Costs. As part of the Appeal Panel Award, the Appeal Panel is hereby directed to require the losing party (the party being awarded the least amount of money by the arbitrator, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any party) to (a) pay the full amount of any unpaid costs and fees of the Arbitration and the Appeal Panel, and (b) reimburse the prevailing party (the party being awarded the most amount of money by the Appeal Panel, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any part) the reasonable attorneys’ fees, arbitrator and Appeal Panel costs and fees, deposition costs, other discovery costs, and other expenses, costs or fees paid or otherwise incurred by the prevailing party in connection with the Arbitration (including without limitation in connection with the Appeal).

6. Miscellaneous.

            6.1        Severability. If any part of these Arbitration Provisions is found to violate or be illegal under applicable law, then such provision shall be modified to the minimum extent necessary to make such provision enforceable under applicable law, and the remainder of the Arbitration Provisions shall remain unaffected and in full force and effect.

            6.2        Governing Law. These Arbitration Provisions shall be governed by the laws of the State of Utah without regard to the conflict of laws principles therein.

            6.3        Interpretation. The headings of these Arbitration Provisions are for convenience of reference only and shall not form part of, or affect the interpretation of, these Arbitration Provisions.

            6.4        Waiver. No waiver of any provision of these Arbitration Provisions shall be effective unless it is in the form of a writing signed by the party granting the waiver.

            6.5        Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of these Arbitration Provisions.

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